Exhibit 10.2

OREXIGEN THERAPEUTICS, INC.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

FEBRUARY 2, 2016

This Amendment No. 1 is intended to modify the EMPLOYMENT AGREEMENT (the “Agreement”) dated February 3, 2015 by and between OREXIGEN THERAPEUTICS, INC. (“Orexigen” or the “Company”) with its principal place of business located at 3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA 92037 and JASON KEYES (“Executive”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

The parties hereto, intending to be legally bound, agree to amend the Agreement as follows (the “Amendment”):

1.	Article IV, Section 4.1 of the Agreement shall be amended and restated in its entirety as follows:

Term Limitation for Severance and Change in Control Benefits. The term for the Severance Benefits and Change in Control Benefits provided for in this Article IV herein shall continue through March 31, 2019 (the “Expiration Date”). If this Article IV is not amended or renewed by the Compensation Committee of the Company’s Board prior to the Expiration Date, this Article IV (including Executive’s right to receive the Severance Benefits and Change in Control Benefits contained herein), shall terminate automatically on such Expiration Date; provided, however, that if this Article IV terminates pursuant to this Section 4.1, the remainder of this Agreement will remain in full force and effect.

2.	Article IV, Section 4.2(b) of the Agreement shall be amended and restated in its entirety as follows:

(b)     Health Insurance.

(i)     COBRA Premiums. Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”) within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health insurance coverage in effect as of the Termination Date (including coverage for Executive’s eligible dependents) (the “COBRA Premiums”) for a maximum period of twelve (12) months following the Termination Date (the “COBRA Premium Period”); provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) ceases to be eligible for COBRA coverage (including cessation of non-core coverage, such as dental and vision coverage). Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(ii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s eligible dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, as soon as administratively practicable, but in no case more than five (5) business days following, the later of (A) the effective date of the general release of claims executed by Executive and (B) the date on which the Company so determines that it may no longer pay the COBRA Premiums without incurring such financial costs or penalties, a fully taxable lump sum cash payment equal to the applicable remaining unpaid COBRA Premiums for the COBRA Premium Period (including the amount of COBRA Premiums for Executive’s eligible dependents), less required tax withholdings and deductions (such amount, the “Special Cash Payment”). Executive may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums.

3.	Article IV, Section 4.3(a) of the Agreement shall be amended and restated in its entirety as follows:

Cash Severance. The Company shall make a single lump sum severance payment to Executive in an amount equal to Executive’s Base Annual Salary in effect as of the Termination Date plus an amount equal to Executive’s Annual Bonus target in effect as of the Termination Date, less required tax withholdings and deductions (the “Change in Control Payment”). The Change in Control Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.

4.	Article IV, Section 4.3(b) of the Agreement shall be amended and restated in its entirety as follows:

(b)     Health Insurance.

(i) CIC COBRA Premiums. Provided that Executive elects continued coverage under the COBRA within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health insurance coverage in effect as of the Termination Date (including coverage for Executive’s eligible dependents) (the “CIC COBRA Premiums”) for a maximum period of eighteen (18) months following the Termination Date (the “CIC COBRA Premium Period”); provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) ceases to be eligible for COBRA coverage (including cessation of non-core coverage, such as dental and vision coverage). Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(ii) Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s eligible dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, as soon as administratively practicable, but in no case more than five (5) business days following, the later of (A) the effective date of the general release of claims executed by Executive and (B) the date on which the Company so determines that it may no longer pay the CIC COBRA Premiums without incurring such financial costs or penalties, a fully taxable lump sum cash payment equal to the applicable remaining unpaid CIC COBRA Premiums for the CIC COBRA Premium Period (including the amount of CIC COBRA Premiums for Executive’s eligible dependents), less required tax withholdings and deductions (such amount, the “Special CIC Cash Payment”). Executive may, but is not obligated to, use such Special CIC Cash Payment toward the cost of COBRA premiums.

5.	Article IV, Section 4.3(c) of the Agreement shall be amended and restated in its entirety as follows:

Equity Acceleration. After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company shall cause all outstanding time-based equity awards then held by Executive (including, without limitation, stock options, restricted stock awards or similar awards, but excluding any restricted stock units that vest and/or are earned, in whole or in part, based on the attainment of performance criteria (“Performance RSUs”)) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the Termination Date. In all other respects, such time-based equity awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents and any applicable agreements between the Company and Executive. With respect to Executive’s Performance RSUs, such Performance RSUs shall continue to be governed by the terms of the equity incentive plan documents and Executive’s Performance RSU Award Agreements pursuant to which they were granted.

6.

The Agreement and this Amendment represent the complete and entire understanding between the parties regarding the subject matter hereof and supersede all prior negotiations, representations or agreements, either written or oral, regarding this subject matter. The Agreement and this Amendment cannot be modified or amended except in a writing signed by an appropriate officer of the Company and Executive.

7.	This Amendment and the rights and obligations of the parties hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

8.	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

9.	Except for the matters set forth in this Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set forth above.

OREXIGEN THERAPEUTICS, INC.

By: /s/ Michael A. Narachi
Name: Michael A. Narachi
Title: President and Chief Executive Officer

LEGAL

TR

Accepted and agreed:

/s/ Jason Keyes
Jason Keyes